Exhibit 99.1

HOPE Therapeutics, Inc. and NRx Pharmaceuticals (NASDAQ:NRXP) Announce Signing of Definitive Agreement to Purchase Kadima Neuropsychiatry Institute; Foundational Acquisition for the HOPE Network of Interventional Psychiatry Clinics

●	Kadima Neuropsychiatry Institute in La Jolla, CA expected to serve as clinical model for Hope treatment offerings nationwide
●	Kadima is a leading investigative site for CNS and psychedelic research, having served as the lead site in nearly all major trials in this space
●	Dr. David Feifel, a nationally recognized pioneer in interventional psychiatry to join HOPE as Chief Medical Innovation Officer upon closing
●	Acquisition expected to be accretive to revenue and EBITDA for NRx and HOPE

MIAMI, FL., May 13, 2025 – HOPE Therapeutics™, Inc. ("HOPE"), a medical and technology-driven company and wholly-owned subsidiary of NRx Pharmaceuticals, Inc. ("NRx" or the "Company") (NASDAQ: NRXP), a clinical-stage biopharmaceutical company, today announced signing of a definitive agreement to purchase the Kadima Neuropsychiatry Institute. Kadima is expected to serve as the clinical model for treatment offerings in HOPE-acquired clinics and is expected to continue its role as a leading investigative site for research into neuroplastic therapies including psychedelic medications, transcranial magnetic stimulation (TMS), and hyperbaric therapy.

Kadima is one of California’s flagship interventional psychiatry clinics and was among the first to bring ketamine treatment for central nervous system (CNS) disorders out of academic research settings and into clinical practice. The clinic offers a full range of treatments for suicidal depression, PTSD and other CNS disorders, including ketamine, Spravato, transcranial magnetic stimulation (“TMS”) as well as medication management. Further, Kadima and David Feifel, MD PhD, Founder and Medical Director of Kadima, have served as leaders in clinical trial work on emerging therapies in CNS for top companies in the industry. Importantly, the clinic is profitable and is forecast to continue growth going forward.

Dr. Feifel will join HOPE as its first Chief Medical Innovation Officer ("CMIO") upon closing of the acquisition. A nationally recognized expert in interventional psychiatry, Dr. Feifel’s distinctions include serving as an elected member of the American College of Neuropharmacology, peer-elected inclusion in “Best Doctors in America,” and citation in the Castle Connolly list of “Top Doctors” — a recognition given to only 10 psychiatrists in San Diego. Dr. Feifel sits on the Board of the Clinical TMS Society and has co-chaired its clinical standards committee. Dr. Feifel has served as lead investigator on numerous clinical trials of therapies for CNS disorders.

"The signing of a definitive agreement to acquire Kadima marks a pivotal moment in the execution of our strategy to redefine mental healthcare access and delivery of care through HOPE Therapeutics," said Dr. Jonathan Javitt and Matthew Duffy, Co-CEOs of HOPE . "Dr. David Feifel is a true pioneer in interventional psychiatry and we are honored to have him join our leadership team. With his guidance, we are accelerating the buildout of a world-class clinic network that integrates cutting-edge science with community-based care."

The planned acquisition of Kadima is subject to satisfaction of standard closing conditions and finalization of financing. Further details on the transaction will be disclosed at that time.

About NRx Pharmaceuticals, Inc.

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal bipolar depression, chronic pain, and PTSD. The Company is developing NRX-101, an FDA-designated investigational Breakthrough Therapy for suicidal treatment-resistant bipolar depression and chronic pain. NRx plans to file an NDA for Accelerated Approval for NRX-101 in patients with bipolar depression and suicidality or akathisia. NRX-101 additionally has potential to act as a non-opioid treatment for chronic pain, as well as a treatment for complicated UTI.

NRx has recently initiated a New Drug Application filing for NRX-100 (preservative free IV ketamine) for the treatment of suicidal depression, based on results of well-controlled clinical trials conducted under the auspices of the US National Institutes of Health and newly obtained data from French health authorities, licensed under a data sharing agreement. NRx was awarded Fast Track Designation for development of ketamine (NRX-100) by the US FDA as part of a protocol to treat patients with acute suicidality and has filed a patent for this novel formulation with the US Patent and Trademark Office.

About HOPE Therapeutics, Inc.

HOPE Therapeutics, Inc. (www.hopetherapeutics.com), a subsidiary of NRx Pharmaceuticals, is a healthcare delivery company that is building a best-in-class network of interventional psychiatry clinics to offer ketamine, transcranial magnetics stimulation (TMS), and other lifesaving therapies to patients with suicidal depression and related disorders, together with a digital therapeutic-enabled platform designed to augment and preserve the clinical benefit of NMDA-targeted drug therapy.

For further information:
Matthew Duffy	Brian Korb
Co-CEO, Hope Therapeutics, Inc.	Managing Partner, ASTR Partners
Chief Business Officer, NRx Pharmaceuticals, Inc.	(917) 653-5122
mduffy@nrxpharma.com	brian.korb@astrpartners.com